EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the common stock of Solid Biosciences Inc., a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 14th day of February, 2019.

GILAD HAYEEM		DTMG LIMITED

By:	/s/ Gilad Hayeem	By:	/s/ Gilad Hayeem
	Gilad Hayeem		Gilad Hayeem, Director